For Period ended 07/31/08                                          Series  33
File Number 811-7852

Sub-Item 77D(a): Policies with respect to security investments
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As an alternative  investment strategy, in our attempt to reduce the First Start
Growth Fund's volatility over time, the Fund may at times implement an index option-based strategy. The strategy involves selling index call options and purchasing index put options or put spread options against a highly correlated stock portfolio to reduce the Fund's volatility. This option strategy may not fully protect the Fund against declines in the value of its stock portfolio, and the Fund could experience a loss in both the stock and option portions of its portfolio. The combination of the diversified stock portfolio with the index call and put options is designed to provide the Fund with fairly consistent returns over a wide range of equity market environments. We expect to implement this strategy at times when we believe stocks are significantly overpriced or are at materially elevated risk of a major sell off based on the portfolio manager's assessment of economic and market conditions.